Exhibit 5.1

November 10, 2025

James River Group Holdings, Inc.

1414 Raleigh Road, Suite 405

Chapel Hill, North Carolina 27517

Post-Effective Amendment to Registration Statement on Form S-3

of James River Group Holdings, Inc.

Ladies and Gentlemen:

We have acted as special New York counsel to James River Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of Post-Effective Amendment No. 1 (the “Amendment”) to Registration Statement No. 333-289634 on Form S-3 (the “Registration Statement”). The Registration Statement was initially filed with the Commission by James River Group Holdings, Ltd., formerly an exempted company incorporated in Bermuda that, effective as of November 7, 2025, discontinued its existence under Bermuda law and continued its existence pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) as the Company (the “Domestication”). The Registration Statement, as amended by the Amendment, registers 21,334,134 shares of common stock (the “Shares”) of the Company under the Act.

The Company is filing the Amendment to expressly adopt the Registration Statement, as amended, as its own for all purposes of the Act and the Securities Exchange Act of 1934 and to reflect the completion of the Domestication.

In arriving at the opinion expressed below, we have (a) examined and relied on the original, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and its subsidiaries and such certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons as we have deemed appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinion.

In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents and (v) that the Shares are uncertificated and that the statements required by Section 151(f) of the DGCL will be furnished in accordance with the DGCL.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that, the Shares have been duly authorized and validly issued, fully paid and non-assessable under the DGCL.

We hereby consent to the filing of this opinion letter as an exhibit to the Amendment, to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the DGCL.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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